Exhibit 99.1

NEWS RELEASE

CONTACTS: Media Sarah Cassella Manager External Communications T - (412) 433-6777 E - sacassella@uss.com	Investors/Analysts Dan Lesnak General Manager Investor Relations T - (412) 433-1184 E - dtlesnak@uss.com

FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION REPORTS 2016 FIRST QUARTER RESULTS WITH STRONG LIQUIDITY AND POSITIVE OPERATING CASH FLOW UNDER CHALLENGING MARKET CONDITIONS

•	Net loss of $340 million, or $2.32 per diluted share

•	Adjusted EBITDA loss of $107 million

•	Operating cash flow of $113 million

•	Total liquidity of $2.3 billion, including $705 million of cash

PITTSBURGH, April 26, 2016 – United States Steel Corporation (NYSE: X) reported a first quarter 2016 net loss of $340 million, or $2.32 per diluted share, which included supplemental unemployment and severance costs of $25 million, or $0.17 per diluted share. This compared to a first quarter 2015 net loss of $75 million, or $0.52 per diluted share, and a fourth quarter 2015 net loss of $1,133 million, or $7.74 per diluted share.
For a description of the non-generally accepted accounting principles (non-GAAP) measures and a reconciliation to net earnings (loss) attributable to U. S. Steel and earnings (loss) before interest and income taxes (EBIT) see the Non-GAAP Financial Measures section.

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Earnings Highlights

(Dollars in millions, except per share amounts)	1Q 2016	4Q 2015	1Q 2015
Net Sales	$2,341	$2,572	$3,272
Segment (loss) earnings before interest and income taxes (EBIT)
Flat-Rolled	$(188)	$(88)	$(67)
U. S. Steel Europe	(14)	6	37
Tubular	(64)	(64)	1
Other Businesses	14	9	8
Total Segment EBIT	$(252)	$(137)	$(21)
Postretirement benefit income (expense)	16	(5)	(13)
Other items not allocated to segments	(25)	(311)	(153)
EBIT	$(261)	$(453)	$(187)
Net interest and other financial costs	65	87	62
Income tax provision (benefit)	14	593	(174)
Less: Net loss attributable to the noncontrolling interests	—	—	—
Net (loss) earnings attributable to United States Steel Corporation	$(340)	$(1,133)	$(75)
-(Loss) earnings per basic share	$(2.32)	$(7.74)	$(0.52)
-(Loss) earnings per diluted share	$(2.32)	$(7.74)	$(0.52)

Adjusted (loss) earnings before interest, income taxes, depreciation and amortization (EBITDA)	$(107)	$(13)	$110

Commenting on results, U. S. Steel President and Chief Executive Officer Mario Longhi said, “Our first quarter results reflect the challenging conditions as we started 2016, but were in line with our expectations. Contract pricing resets had an immediate impact on our results, while our cost reduction efforts progressed as planned and will continue to grow throughout the year. We took significant actions to align our overhead costs with our operations, contributing $100 million to our Carnegie Way benefits for this year. We remain focused on reducing our costs, improving the quality and reliability of our operations, and working with our customers to deliver differentiated solutions that will improve our market position and create value for all of our stakeholders. We are well-positioned to benefit from currently improving market conditions for our Flat-Rolled and European segments.”
Segment EBIT was a loss of $252 million, or $70 per ton, for the first quarter of 2016 compared to a segment EBIT loss of $137 million, or $37 per ton, in the fourth quarter of 2015 and a segment EBIT loss of $21 million, or $5 per ton, in the first quarter of 2015.
For the first quarter 2016, we recorded a tax provision of $14 million on our pre-tax loss of $326 million. Due to the full valuation allowance on our domestic deferred tax assets, the tax provision does not reflect any tax benefit for domestic pretax losses.

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Despite challenging conditions, we generated positive operating cash flow of $113 million for the quarter ended March 31, 2016. As of March 31, 2016, U. S. Steel had $705 million of cash and $2.3 billion of total liquidity.
Segment Analysis
First quarter results for our Flat-Rolled segment declined as compared to the fourth quarter primarily due to decreases in average realized prices for our contract business and slightly lower average spot prices compared to the fourth quarter. Seasonally lower results from our mining operations and a $50 million unfavorable effect from planned liquidations of inventory costed using the last-in-first-out (LIFO) method related to our targeted working capital reductions in 2016 contributed to the decline in results in the first quarter. The favorable impacts of lower raw materials and energy prices, lower spending and overhead costs, and increased operating efficiencies from our current operating configuration only partially offset the unfavorable items.
European segment results declined compared to the fourth quarter. A decrease in average realized euro-based prices and higher repair and maintenance costs, as some outage work was completed, were offset by lower raw materials, energy and operating costs.
First quarter results for our Tubular segment were comparable to the fourth quarter as lower average realized prices and shipments, reflecting the continuing decline in drilling activity and increasing import levels, were offset by lower substrate, spending and operating costs.
2016 Outlook
Commenting on U. S. Steel’s outlook for 2016, Longhi said, “We are encouraged that our efforts to improve U.S. trade laws and their enforcement have started to be reflected in preliminary trade rulings. This is a positive step toward establishing a fair market environment in the U.S., but we remain a long way from truly resolving the trade practices that are harming the domestic steel industry. These rulings have been one of the catalysts for improving conditions domestically, and the recent increases in prices for flat-rolled products will begin to be reflected in our results in the second quarter. While we will benefit from the improving market conditions, the global steel industry continues to face many challenges. We continue to move forward aggressively with our Carnegie Way transformation efforts and will continue to use every trade remedy available to us to confront unfair trade practices in our market."
    If market conditions, which include spot prices, customer demand, import volumes, supply chain inventories, rig counts and energy prices, remain at their current levels, we would expect 2016 adjusted EBITDA to be near $400 million.

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If market conditions remain at their current levels, we would expect EBITDA for our Flat-Rolled segment to be higher than our 2015 results, we would expect EBITDA for our European segment to be comparable to 2015 results, and we would expect our Tubular segment EBITDA to be lower than our 2015 results.
We expect market conditions to change, and as changes occur during the balance of 2016, we would expect our adjusted EBITDA to change consistent with the pace and magnitude of changes in market conditions.
We expect improved results for Other Businesses, primarily from real estate, and we expect post retirement benefit income of approximately $60 million.
In the first quarter we generated cash benefits of nearly $300 million from working capital improvements. Based on current market conditions, we expect approximately $500 million of cash benefits from working capital improvements in 2016, primarily related to better inventory management, and would expect to be cash positive for the year.
*****
We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share, EBITDA and Adjusted EBITDA, which are non-GAAP measures, as additional measurements to enhance the understanding of our operating performance and facilitate a comparison with that of our competitors.
A consolidated statement of operations (unaudited), consolidated cash flow statement (unaudited), condensed consolidated balance sheet (unaudited) and preliminary supplemental statistics (unaudited) for U. S. Steel are attached.
The company will conduct a conference call on first quarter earnings on Wednesday, April 27, at 8:30 a.m. Eastern Daylight. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on “Current Information” under the “Investors” section.
For more information on U. S. Steel, visit our website at www.ussteel.com.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

-oOo-
2016-003

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UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions, except per share amounts)	2016	2015	2015
NET SALES	$2,341	$2,572	$3,272

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	2,436	2,629	3,066
Selling, general and administrative expenses	69	107	102
Depreciation, depletion and amortization	129	129	144
Earnings from investees	(45)	(9)	(6)
Losses associated with U. S. Steel Canada Inc.	—	121	—
Restructuring and other charges	10	47	153
Net loss on disposal of assets	3	—	—
Other income, net	—	1	—

Total operating expenses	2,602	3,025	3,459

(LOSS) EARNINGS BEFORE INTEREST AND INCOME TAXES (EBIT)	(261)	(453)	(187)
Net interest and other financial costs	65	87	62

LOSS BEFORE INCOME TAXES	(326)	(540)	(249)
Income tax provision (benefit)	14	593	(174)

Net loss	(340)	(1,133)	(75)
Less: Net loss attributable to the
noncontrolling interests	—	—	—
NET LOSS ATTRIBUTABLE TO
UNITED STATES STEEL CORPORATION	$(340)	$(1,133)	$(75)

COMMON STOCK DATA:

Net loss per share attributable to
United States Steel Corporation stockholders:
Basic	$(2.32)	$(7.74)	$(0.52)
Diluted	$(2.32)	$(7.74)	$(0.52)

Weighted average shares, in thousands
Basic	146,402	146,347	145,733
Diluted	146,402	146,347	145,733

Dividends paid per common share	$0.05	$0.05	$0.05

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UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Three Months Ended
	March 31,
(Dollars in millions)	2016	2015
Cash provided by (used in) operating activities:
Net loss	$(340)	$(75)
Depreciation, depletion and amortization	129	144
Restructuring and other charges	10	153
Pensions and other postretirement benefits	(9)	(17)
Deferred income taxes	9	(166)
Net gain on disposal of assets	3	—
Working capital changes(a)	294	15
Income taxes receivable/payable	5	16
Other operating activities	12	3
Total	113	73

Cash (used in) provided by investing activities:
Capital expenditures(a)	(148)	(109)
Other investing activities	(4)	1
Total	(152)	(108)

Cash (used in) provided by financing activities:
Repayment of long-term debt	(17)	—
Dividends paid	(7)	(7)
Total	(24)	(7)

Effect of exchange rate changes on cash	13	(46)

Net decrease in cash and cash equivalents	(50)	(88)
Cash and cash equivalents at beginning of the year	755	1,354

Cash and cash equivalents at end of the period	$705	$1,266
(a) 2015 amounts have been revised to correct a prior period error that resulted in decreased capital expenditures of $63 million with the offsetting change to accounts payable.

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UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	March 31	Dec. 31
(Dollars in millions)	2016	2015
Cash and cash equivalents	$705	$755
Receivables, net	1,139	1,063
Inventories	1,801	2,074
Other current assets	38	25
Total current assets	3,683	3,917
Property, plant and equipment, net	4,395	4,411
Investments and long-term receivables, net	540	540
Intangible assets, net	195	196
Other assets(a)	123	103

Total assets	$8,936	$9,167

Accounts payable	$1,463	$1,493
Payroll and benefits payable	488	462
Short-term debt and current maturities of long-term debt	45	45
Other current liabilities	197	148
Total current liabilities	2,193	2,148
Long-term debt, less unamortized discount(a)	3,076	3,093
Employee benefits	1,317	1,101
Other long-term liabilities	407	388
United States Steel Corporation stockholders' equity	1,942	2,436
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$8,936	$9,167
(a) U. S. Steel retroactively adopted Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt. As a result, debt issuance costs which were a component of other assets were reclassified and are now reflected as a reduction of long-term debt. As of March 31, 2016 and December 31, 2015, other non current assets and long-term debt decreased by $22 million and $23 million, respectively.

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UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

We present EBITDA, adjusted EBITDA, adjusted net earnings (loss) and adjusted net earnings (loss) per diluted share, which are non-GAAP measures, as an additional measurement to enhance the understanding of our operating performance and facilitate a comparison with that of our competitors. EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA and adjusted net earnings (loss) are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

RECONCILIATION OF ADJUSTED EBITDA

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions)	2016	2015	2015
Reconciliation to (loss) earnings before interest and income taxes (EBIT)
Adjusted EBITDA	$(107)	$(13)	$110
Supplemental unemployment and severance costs	(25)	—	—
Losses associated with U. S. Steel Canada Inc.	—	(121)	—
Restructuring and other charges (a)	—	(47)	—
Loss on shutdown of coke production facilities	—	—	(153)
Granite City Works temporary idling charges	—	(99)	—
Postemployment benefit actuarial adjustment	—	(26)	—
Impairment of equity investment	—	(18)	—
EBITDA	(132)	(324)	(43)
Depreciation, depletion and amortization expense	(129)	(129)	(144)
EBIT, as reported	$(261)	$(453)	$(187)
(a) Consists primarily of employee related costs, including costs for severance, supplemental unemployment benefits and continuation of health care benefits.

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UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

RECONCILIATION OF ADJUSTED NET LOSS
	Quarter Ended (a)
	March 31	Dec. 31	March 31
(Dollars in millions, except per share amounts)	2016	2015	2015
Reconciliation to net loss attributable to United States Steel Corporation
Adjusted net loss attributable to United States Steel Corporation	$(315)	$(33)	$(10)
Supplemental unemployment and severance costs	(25)	—	—
Losses associated with U. S. Steel Canada Inc.	—	(121)	—
Restructuring and other charges (b)	—	(47)	—
Loss on shutdown of coke production facilities	—	—	(65)
Granite City Works temporary idling charges	—	(99)	—
Impairment of equity investment	—	(18)	—
Loss on retirement of senior convertible notes	—	(36)	—
Postemployment benefit actuarial adjustment		(26)
Deferred tax asset valuation allowance	—	(753)	—
Total Adjustments	—	(1,100)	(65)
Net loss attributable to United States Steel Corporation, as reported	$(340)	$(1,133)	$(75)

Reconciliation to diluted net loss per share
Adjusted diluted net loss per share	$(2.15)	$(0.23)	$(0.07)
Supplemental unemployment and severance costs	(0.17)	—	—
Losses associated with U. S. Steel Canada Inc.	—	(0.82)	—
Restructuring and other charges (b)	—	(0.32)	—
Loss on shutdown of coke production facilities	—	—	(0.45)
Granite City Works temporary idling charges	—	(0.68)	—
Impairment of equity investment	—	(0.12)	—
Loss on retirement of senior convertible notes	—	(0.25)	—
Postemployment benefit actuarial adjustment	—	(0.18)	—
Deferred tax asset valuation allowance	—	(5.14)	—
Total adjustments	—	(7.51)	(0.45)
Diluted net loss per share, as reported	$(2.32)	$(7.74)	$(0.52)
(a) The adjustments included in this table for the first quarter of 2015 have been tax affected at the quarterly effective tax rate while the adjustments for the fourth quarter of 2015 and first quarter of 2016 have been tax affected at a 0% tax rate due to the recognition of a full valuation allowance in the fourth quarter of 2015.
(b) Consists primarily of employee related costs, including costs for severance, supplemental unemployment benefits and continuation of health care benefits.

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UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31		Dec. 31	March 31
(Dollars in millions)	2016		2015	2015
SEGMENT EARNINGS (LOSS) BEFORE INTEREST AND INCOME TAXES (EBIT)
Flat-Rolled	$(188)		$(88)	$(67)
U. S. Steel Europe	(14)		6	37
Tubular	(64)		(64)	1
Other Businesses	14		9	8

Total Segment EBIT	(252)		(137)	(21)
Postretirement benefit income (expense)	16		(5)	(13)
Other items not allocated to segments:
Supplemental unemployment and severance costs	(25)		—	—
Losses associated with U. S. Steel Canada Inc.	—		(121)	—
Restructuring and other charges	—		(47)	—
Loss on shutdown of coke production facilities	—		—	(153)
Granite City Works temporary idling charges	—		(99)	—
Impairment of equity investment	—		(18)	—

EBIT	$(261)		$(453)	$(187)

CAPITAL EXPENDITURES
Flat-Rolled(a)	$46		$84	$69
U. S. Steel Europe	29		32	21
Tubular	52		27	16
Other Businesses	21		3	3

Total(a)	$148	(b)	$146	$109	(b)
(a) The amount for the quarter ended March 31, 2015 has been revised to correct a prior period error that resulted in decreased capital expenditures of $63 million.
(b) Excludes the non-cash (decrease) increase in accrued capital expenditures of ($87) million and $5 million for the quarters ended March 31, 2016 and 2015, respectively.

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UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
	2016	2015	2015
OPERATING STATISTICS
Average realized price: (a)
Flat-Rolled ($/net ton)	611	642	768
U. S. Steel Europe ($/net ton)	458	477	530
U. S. Steel Europe (euro/net ton)	415	435	471
Tubular ($/net ton)	1,180	1,273	1,637
Steel Shipments (thousands of net tons): (a)
Flat-Rolled	2,498	2,591	2,617
U. S. Steel Europe	1,004	982	1,264
Tubular	89	127	220
Total Steel Shipments	3,591	3,700	4,101

Intersegment Shipments (thousands of net tons):
Flat-Rolled to Tubular	42	35	149
Raw Steel Production (thousands of net tons):
Flat-Rolled	2,779	2,421	2,868
U. S. Steel Europe	1,152	1,054	1,283
Raw Steel Capability Utilization: (b)
Flat-Rolled	66%	57%	60%
U. S. Steel Europe	92%	84%	104%
(a) Excludes intersegment shipments.
(b) Based on annual raw steel production capability of 17.0 million net tons for Flat-Rolled and 5.0 million net tons for U. S. Steel Europe. Prior to the permanent shutdown of the blast furnace and associated steelmaking operations, along with most of the flat-rolled finishing operations at Fairfield Works late in the third quarter of 2015, annual raw steel production capability for Flat-Rolled was 19.4 million net tons.
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